Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President -Finance
Dover, Delaware, January 30, 2009	302-857-3292

DOVER MOTORSPORTS, INC. ANNOUNCES

AGREEMENT TO SELL MEMPHIS MOTORSPORTS PARK

TO GULF COAST ENTERTAINMENT

Dover Motorsports, Inc. (NYSE-Symbol: DVD) announced today that it has entered into a definitive agreement to sell Memphis Motorsports Park to Gulf Coast Entertainment, L.L.C. Under the terms of the agreement, Dover Motorsports will sell all of the stock of its subsidiary Memphis International Motorsports Corporation, the owner of Memphis Motorsports Park, to Gulf Coast Entertainment for $10 million in cash. Gulf Coast Entertainment is the owner of a newly proposed multi-use entertainment complex in Mobile, AL which is projected to be operational in 2011.

As additional consideration for the purchase, Dover Motorsports will receive a two percent non-dilutable interest in Gulf Coast Entertainment and will have an agreement to provide motorsports management services to Alabama Motorsports Park when the facilities become operational.

Closing is expected to take place on or about April 30, 2009 and is subject to financing and customary closing conditions.

Memphis Motorsports Park does not contemplate any schedule changes in 2009 and will continue to host events in the NASCAR Nationwide Series, the NASCAR Camping World Truck Series and the NHRA Full Throttle Drag Racing Series. It will continue operations under the ownership of Gulf Coast Entertainment, but will operate under a management agreement with Dover Motorsports.

In connection with securing NASCAR’s approval of the transaction, Dover Motorsports is expected to guarantee the obligations of Memphis Motorsports Park under its sanction agreements with NASCAR for the 2009 season.

Denis McGlynn, President and CEO of Dover Motorsports, stated, “Gulf Coast Entertainment anticipates hosting an array of motorsports events at Alabama Motorsports Park including stock car, open wheel, and other professional and club races. There are also extensive plans for multiple commercial enterprises on the 2,400 acre site. We are truly excited to be involved with this entertainment complex and to work with the exceptional group of investors that they have assembled.”

“Our investors are excited about the synergies that can exist between the Memphis and Mobile facilities,” said Bill Futterer of PSE-3 of Raleigh, N.C., which has managed relationships within the motorsports industry for Gulf Coast Entertainment. “Moreover, incorporating Dover Motorsports in our program will mean that Memphis ownership can transfer with no noticeable change in operations and that our operations in Alabama can flourish with no learning curve. It’s simply an ideal scenario for both parties.”

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Dover Motorsports, Inc. (NYSE: DVD) is a leading promoter of motorsports events in the United States. DVD subsidiaries operate four tracks in three states, and present more than 400 motorsports events each year. This includes 14 major, national events which include races sanctioned by NASCAR and NHRA. Dover Motorsports, Inc. owns and operates Dover International Speedway in Dover, Del., Gateway International Raceway near St. Louis, Mo., Memphis Motorsports Park in Memphis, Tenn., and Nashville Superspeedway near Nashville, Tenn. For further information log on to www.DoverMotorsports.com. This release may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the SEC filings of DVD for a discussion of such factors.

Gulf Coast Entertainment, L.L.C. plans to build a motorsports complex that will feature three racing venues which will accommodate many forms of racing on its oval, road course and karting facilities. In addition, the project will include commercial enterprises including residential, hospitality, retail, restaurants and location based entertainment. Located in Mobile County, the complex is expected to be fully operational in 2011. For more information log on to www.alabamamotorsportspark.com.

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